EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-100657, 333-104585, 333-105658 and 333-120868 on Forms S-8 and Registration Statement No. 333-112747 on Form S-3 of our reports dated March 25, 2005, relating to the consolidated financial statements of U.S.I. Holdings Corporation, and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion and includes an explanatory paragraph relating to a material weakness identified) appearing in this Annual Report on Form 10-K of U.S.I. Holdings Corporation for the year ended December 31, 2004.

/s/  DELOITTE & TOUCHE LLP

New York, New York

March 25, 2005